UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 21, 2007

Cogent Communications Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31227	52-2337274
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1015 31st St. NW, Washington, District of Columbia		20007
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-295-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

The following amendments to the Cogent Communications Group, Inc. 2004 Incentive Award Plan (the "Plan") were approved at a meeting of Cogent’s board of directors on June 20, 2007. The amendments shall apply only to awards made to employees under the Plan after June 20, 2007.

Option strike price

All options granted to employees shall have a strike price not less than the market price of the company’s common stock on the date of grant of the option.

Normal Vesting

Restricted stock that does not vest on the basis of meeting performance targets shall not vest at a rate that would cause the following vesting schedule to be exceeded: no vesting prior to the first anniversary of the grant; no more than 1/3 vested prior to the second anniversary of the grant; and no more than 2/3 vested prior to the third anniversary of the grant.

Options and restricted stock that vest based on meeting performance targets shall not vest prior to the first anniversary of the grant.

Accelerated Vesting

Vesting of restricted stock and options granted to employees shall not accelerate except in the following circumstances: death, disability, change of control of the company, and retirement. An award that provides for acceleration of vesting in the event of a change of control shall not provide for acceleration that would result in the employee receiving more than three times his or her annual compensation from acceleration of the award as a result of the change of control. Awards of restricted stock and options shall be measured against this standard using value of restricted stock and options and compensation at the time of the grant.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cogent Communications Group, Inc.

June 22, 2007	By:	David Schaeffer

Name: David Schaeffer
Title: Chief Executive Officer